EXHIBIT 10.5

NOVELIS INC.
CHANGE IN CONTROL SEVERANCE PLAN
INTRODUCTION
Novelis Inc. recognizes that the possibility of a change in control may exist from time to time, and that this possibility and the resulting uncertainty may result in the departure or distraction of management personnel. The Board therefore has decided to adopt this Change in Control Severance Plan to encourage the continued attention and dedication of Novelis Inc. management to their duties without the distraction that may arise from the possibility of a change in control.
Article I
ESTABLISHMENT OF PLAN
Effective as of the Effective Date, the Company establishes the Novelis Inc. Change in Control Severance Plan, as set forth below.
ARTICLE II
DEFINITIONS
As used herein, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.
Affiliate. Any subsidiary of the Company with respect to which the Company owns, directly or indirectly, 50% or more of the outstanding securities or voting control of the subsidiary.
Annual Bonus. The Participant’s target short-term incentive opportunity for the fiscal year in which the Change in Control occurs.
Annual Base Salary. Annual base salary (including all amounts of such base salary that are voluntarily deferred under any qualified and non-qualified plans of the Company) determined at the highest rate in effect during the 12-month period immediately preceding a Participant’s Date of Termination.
Board. The Board of Directors of Novelis Inc.
Cause. “Cause” means any of the following: (i) Employee’s conviction of any crime (whether or not involving the Company) constituting a felony in the applicable jurisdiction; (ii) willful and material violation of the Company’s policies, including, but not limited to those relating to sexual harassment and confidential information; (iii) willful misconduct in the performance of Employee’s duties for the Company; or (iv) willful and repeated failure or refusal to perform the Employee’s material duties and responsibilities which is not remedied within ten (10) days after written demand from the Board or the Chief Employee Officer to remedy such failure or refusal.
Change in Control. The first to occur of any of the following events:

(i)
any person or entity (excluding any person or entity affiliated with the Aditya Birla Group) is or becomes the beneficial owner, directly or indirectly through any parent entity of the Company or otherwise, of securities of the Company representing 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (the “Value or Vote of the Company”); provided, however, that a Change in Control shall not be deemed to have occurred in the event that (A) any person or entity becomes the beneficial owner of securities representing 50% or less of the Value or Vote of the Company through (i) an initial public offering, (ii) a secondary offering, (iii) a private placement of securities, (iv) a share exchange transaction, or (v) any similar share purchase transaction in which the Company or any of its affiliates issues securities (any such transaction, a “Share Issuance Transaction”); and (B) a person or entity’s beneficial ownership interest in the Value or Vote of the Company is diluted solely as a result of any Share Issuance Transaction; or

(ii)
the majority of the members of the Board of Directors of the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii)
the consummation of a merger or consolidation of the Company with any other entity not affiliated with the Aditya Birla Group, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, 50% or more of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person or entity is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person or entity any securities acquired directly from the Company or its affiliates, other than in connection with the acquisition by the Company or its affiliates of a business) representing 50% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; or

(iv)	the stockholders of the Company approve a plan of complete liquidation or dissolution; or

(v)
the sale or disposition of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of its assets to a member of the Aditya Birla Group.

Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
For purposes of this Section, “beneficial ownership” shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
Code. The Internal Revenue Code of 1986, as amended from time to time. Any reference to a section of the Code shall include such section and any comparable section or sections of any future legislation that amends, supplements or supersedes such section.
Committee. The Compensation Committee of the Board.
Company. Novelis Inc. and any successor thereto.
Date of Termination. (i) If the Participant’s employment is terminated for Cause, or by the Participant for Good Reason, the date of receipt of the Notice of Termination or such later date specified in the Notice of Termination, as the case may be, (ii) if the Participant’s employment is terminated other than for Cause or Disability, the date on which the Company notifies the Participant of such termination, (iii) if the Participant resigns without Good Reason, the date on which the Participant notifies the Company of such termination, and (iv) if the Participant’s employment is terminated by reason of death or Disability, the date of death of the Participant or the 30th day after receipt of such notice by the Participant, as the case may be. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Participant experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”
Disability. Permanently and totally disabled and unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of twelve months. A Participant’s “Disability” will be based upon the determination of his or her eligibility for benefits under the Company’s long term disability plan.
Effective Date. July 1, 2018.
Employee. Any full-time, regular employee of the Company or an Affiliate.
Good Reason. “Good Reason” means any of the following if it shall occur without the Participant’s express written consent: (i) a material reduction in the Participant’s position, duties, reporting relationships, responsibilities, authority, or status with the Company; (ii) a material reduction in the Participant’s base salary and target short term and long term incentive opportunities in effect on the date hereof or as the same may be increased from time to time during the term of the Plan; (iii) any requirement that the Participant relocate more than fifty (50) miles from the area in which the Participant regularly performs his or her duties for the Company, except for required travel by the Participant on the Company’s business to an extent substantially consistent with the Participant’s normal business travel obligations; or (iv) any material failure of the Company to comply with its obligations under the Plan. A Participant must provide notice to the Company of the existence of any of the foregoing conditions within thirty (30) days of the initial existence of any such condition, and the Company shall have a period of thirty (30) days following receipt of such notice to cure any such condition, without being required to pay the amounts and other benefits contemplated by this Plan.
Notice of Termination. The written notice of termination of employment required to be provided by either party to the other.
Participant. An Employee employed in a role that has been designated by the Committee for participation in the Plan.
Plan. The Novelis Inc. Change in Control Severance Plan.
Qualifying Termination. A “Qualifying Termination” shall occur if a Participant’s employment is involuntarily terminated for any reason other than for Cause, Disability or death, or if the Participant shall terminate his or her employment for Good Reason, in either case within three (3) months preceding or twenty-four (24) months following a Change in Control.
Section 409A. Section 409A of the Code, and the rules and regulations issued thereunder.
Separation Benefits. The benefits described in Article IV that are provided to qualifying Participants under the Plan.
ARTICLE III
ELIGIBILITY
3.1    Participation. Each Employee employed in a role that has been designated in writing as eligible for this Plan and approved by the Committee shall be a Participant in the Plan. Appendix A of this Plan, as it may be updated from time to time and approved by the Committee, shall contain a current list of Participants.
3.2    Duration of Participation. The Committee may remove an Employee as a Participant by approving the removal the Employee’s name and/or title from Appendix A of this Plan, as it may be updated from time to time, and upon written notice of removal to such Employee; provided that no such removal shall be effective (a) during the two year period following a Change in Control, (b) if effectuated in connection with a potential Change in Control or (c) at such time as the Participant is entitled to payment of a Separation Benefit or any other amounts payable under the Plan. In addition, a Participant shall cease to be a Participant in the Plan as a result of an amendment or termination of the Plan complying with Article VI of the Plan, or when the Participant ceases to be an Employee or no longer qualifies as a Participant under Section 3.1, unless, at the time the Participant ceases to be an Employee or no longer qualifies as a Participant under Section 3.1, such Participant is entitled to payment of a Separation Benefit or any other amounts payable under the Plan or there has been an event or occurrence constituting Good Reason that would enable the Participant to terminate employment and receive a Separation Benefit. A Participant entitled to payment of a Separation Benefit or any other amounts payable under the Plan shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant.

ARTICLE IV
SEPARATION BENEFITS
4.1    Termination of Employment Giving Rise to Separation Benefits. A Participant shall be entitled to Separation Benefits as set forth in Section 4.2 below if the Participant experiences a Qualifying Termination and executes a release and waiver of claims as set forth in Section 4.3 below. For purposes of this Plan, any purported termination by the Company or by the Participant shall be communicated by written Notice of Termination to the other in accordance with Section 7.3 hereof.
4.2    Separation Benefits.

(a)
If a Participant experiences a Qualifying Termination, then the Company shall pay to the Participant, in a lump sum in cash within thirty (30) days after the Date of Termination, the sum of the following amounts:

i.	unpaid salary with respect to any paid time off accrued but not taken as of the Date of Termination;

ii.	accrued but unpaid salary through the Date of Termination;

iii.
any earned but unpaid annual incentive bonuses from the fiscal year immediately preceding the year in which the Date of Termination occurs (unless (x) such annual incentive bonus is “nonqualified deferred compensation” within the meaning of Section 409A, in which case such bonus shall be paid at the time that bonuses with respect to such fiscal year are or otherwise would be paid in accordance with the terms of the applicable plan or (y) the Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A to defer any portion of such annual incentive bonuses, in which case any such deferred bonuses shall be paid in accordance with such election);

iv.	an amount equal to two (2) times the Participant’s Annual Base Salary;

v.	an amount equal to two (2) times the Participant’s Annual Bonus;

vi.	an amount equal to the Participant’s targeted annual incentive bonus for the current fiscal year pro-rated through the Date of Termination; and

vii.
for the purpose of assisting Participant with the cost of post-employment medical continuation coverage, an amount equal to twenty-four (24) times the full monthly premium charged for coverage under the Company’s group medical plan at Participant’s then current level of coverage.

(b)	If a Participant experiences a Qualifying Termination, the Participant shall also be entitled to the following benefits:

(i)	To the extent available, continuation of coverage under the Company’s group life plan for a period of twenty-four (24) months at the Participant’s pre-termination level of coverage.

(ii)
Twenty-four (24) months of additional credit for benefit accrual and contribution allocation purposes including credit for age, service and earnings pro-rated over twenty-four (24) months under the Company’s tax-qualified and non-qualified pension, savings or other retirement plans; provided that if applicable provisions of the Code prevent payment in respect of such credit under the Company’s tax-qualified plans, such payments shall be made under the Company’s non-qualified plans.

(iii)
To the extent Participant is not already fully vested under the Company’s tax-qualified and non-qualified retirement pension, savings and other retirement plans, Participant shall become 100% vested under such plans; provided that if applicable provisions of the Code prevent accelerated vesting under the Company’s tax-qualified plans, an equivalent benefit shall be payable under the Company’s non-qualified plans.

4.3    Release and Waiver of Claims. A Participant’s entitlement to Separation Benefits is subject to and conditioned upon the Participant’s timely execution of a release and waiver of claims, in a form acceptable to the Board, running in favor of the Company and its Affiliates. No payments or benefits shall be paid under the Plan unless the Participant executes such release and waiver of claims. Notwithstanding the foregoing, the release and waiver of claims shall not release a Participant’s right to receive indemnification and defense from the Company for any claims arising out of the performance of the Participant’s duties on behalf of the Company and its Affiliates.
ARTICLE V
SUCCESSOR TO COMPANY
(a)    The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to absolutely and unconditionally assume and agree to perform the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession or assignment shall entitle the Participant to terminate his or her employment for Good Reason.
(b)    The Plan shall inure to the benefit of and be enforceable by a Participant’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant should die while any amounts are still payable to him or her hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to the Participant’s devisee, legatee, or other designee, or if there be no such designee, to the Participant’s estate. The services to be provided by the Participant to the Company under the Plan are personal and are not delegable or assignable.
ARTICLE VI
DURATION. AMENDMENT AND TERMINATION
6.1    Duration. The Plan is effective as of the Effective Date and shall remain in effect until terminated pursuant to Section 6.2 below; provided, however, if a Change in Control occurs while this Plan is in effect, this Plan shall continue in full force and effect for at least two (2) years following such Change in Control, and shall not terminate or expire until after all Participants who become entitled to any payments or benefits hereunder shall have received such payments and benefits in full.
6.2    Amendment or Termination. The Company reserves the right to amend, modify, suspend or terminate the Plan at any time by action of a majority of the Board; provided that no such amendment, modification, suspension or termination which has the effect of reducing the right of any Participant shall be effective without the written consent of such Participant if adopted in anticipation of a Change in Control or within the two year period following a Change in Control.
6.3    Procedure for Extension. Any extension, amendment or termination of this Plan by the Board in accordance with this Article VI shall be made by action of the Board in accordance with the Company’s charter and by-laws and applicable law.
ARTICLE VII
MISCELLANEOUS
7.1    No Obligation to Mitigate Damages.
(i)    A Participant shall not be required to mitigate damages or the amount of any payment provided for under the Plan by seeking other employment or otherwise.
(ii)    The provisions of the Plan, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish a Participant’s existing rights, or rights which would accrue solely as a result of the passage of time, under any employee benefit plan or arrangement providing retirement benefits or health, life, disability or similar welfare benefits.
7.2    Non-Duplication of Benefits. Notwithstanding any provision in the Plan to the contrary, if a Participant is entitled to severance benefits under any other plan, agreement or policy of the Company, the Plan shall be construed and administered to avoid any duplication of payments or benefits in the manner determined in the sole and absolute discretion of the Board (or its designee).
7.3    Notice. Any Notice of Termination or other communication relating to the Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, as follows:
If to the Company:
Novelis Inc.
Attn: Senior Vice President, General Counsel
3560 Lenox Rd.
Suite 2000
Atlanta, Georgia 30326
If to Employee, to the address of Employee on the books of the Company.
Another address may be used if a party has furnished a different address to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
7.4    Validity. The invalidity or unenforceability of any provisions of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.
7.5    Legal Fees and Expenses. The Company shall pay all legal fees and expenses which a Participant reasonably may incur as a result of the Company’s contesting the validity, enforceability or the Participant’s interpretation of, or determinations under, the Plan except to the extent the Participant’s position is frivolous or carried out in bad faith.
7.6    Withholding. Taxes resulting from any benefits received under the Plan are for the account of the Participant. The Company may withhold from any benefits payable under the Plan all applicable taxes and other amounts as shall be required pursuant to any law or governmental regulation or ruling.
7.7    Code Section 409A. To the extent applicable, the Plan shall be interpreted in accordance with Section 409A of the Code and the applicable U.S. Treasury regulations and other interpretative guidance issued there under, including without limitation any regulations or other guidance that may be issued after the effective date of the Plan. For purposes of determining whether any payment made pursuant to the Plan results in a “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b), the Company shall maximize the exemptions described in such section, as applicable. Notwithstanding any provision of the Agreement to the contrary, the Company may adopt such amendments to the Agreement or adopt other policies and procedures, or take any other actions that the Company determines is necessary or appropriate to exempt the Agreement from Section 409A and/or preserve the intended tax treatment of the benefits provided hereunder, or to comply with the requirements of Section 409A and related U.S. Treasury guidance. For purposes of conforming the Plan to Section 409A of the Code, any reference to termination of employment, severance from service or similar terms shall be interpreted and construed to have the same meaning of “separation from service” as defined in Treasury Regulation §1.409A-1(h) (without giving effect to any elective provisions that may be available under such definition) and all payments and benefits under the Plan that would constitute non-exempt deferred compensation for purposes of Section 409A of the Code and that would otherwise be payable hereunder by reason of a Participant’s termination of employment, will not be payable to the Participant unless the circumstances giving rise to such termination of employment constitute a Section 409A-compliant separation from service. If the preceding sentence prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant separation from service. If a Participant is a specified employee (as defined in Treasury Regulation §1.409A-1(i)) upon separation from service, then payment of any Section 409A deferred compensation amount shall be delayed for a period of six months to the extent required by Section 409A and shall paid in a lump sum on the first payroll payment date following expiration of such six month period. If a Participant is entitled to be paid or reimbursed for any taxable expenses under the Plan, and such payments or reimbursements are includible in the Participant’s U.S. federal gross taxable income, the amount of such expenses reimbursable in any one taxable year of the Participant shall not affect the amount reimbursable in any other taxable year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of a Participant to reimbursement of expenses under the Plan shall be subject to liquidation or exchange for another benefit.
7.8    Attachment. Except as required by law, the right to receive payments under the Plan shall not be subject to anticipation, sale, encumbrance, charge, levy, or similar process or assignment by operation of law.
7.9    Waivers. Any waiver by a party or any breach of the Plan by another party shall not be construed as a continuing waiver or as consent to any subsequent breach by the other party. Except as otherwise expressly set forth herein, no failure on the part of any party hereto to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
7.10    Headings. The headings of the sections of the Plan have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.
7.11    Governing Law. The Plan shall be governed and construed under the laws of the State of Georgia.
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IN WITNESS WHEREOF, the Company has caused this Plan document to be adopted effective as of July 1, 2018.

Novelis Inc.

/s/ HR Shashikant
By: HR Shashikant
Title: Chief Human Resources Officer

Appendix A
Plan Participants

President and Chief Executive Officer
Senior Vice President and Chief Financial Officer
Senior Vice President and General Counsel
Senior Vice President and Chief Human Resources Officer
Senior Vice President and President – North America
Senior Vice President and President – Europe
Senior Vice President and President – Asia
Senior Vice President and President – South America

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KCP-8329448-5